KOHL'S CORPORATION REPORTS AUGUST COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - August 30, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended August 25, 2012 total sales increased 5.3 percent and comparable store sales increased 3.4 percent over the four-week month ended August 27, 2011. Year to date, total sales increased 1.1 percent and comparable store sales decreased 0.6 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our August sales reflect improvement in our merchandise content, inventory levels and marketing strategies. All regions and lines of business reported higher sales for the month. Best performing businesses were footwear, men's and children's."
			% Change .
	Total Sales .		Total Sales .		Comparable Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
August	$ 1,489	$ 1,414	5.3%	(0.1%)	3.4%	(1.9%)
Year to Date	$ 9,937	$ 9,824	1.1%	2.9%	(0.6%)	1.1%

The Company operates 1,134 stores in 49 states, compared to 1,097 stores at the same time last year. The Company will open 12 new stores in September.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 am ET on Thursday, August 30, 2012 until 8:30 pm ET on Friday, August 31, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Goldman Sachs Annual Global Retailing Conference

Kevin Mansell will be speaking at the Goldman Sachs 19th Annual Global Retailing Conference at the New York Plaza Hotel on Thursday, September 6, 2012 at 9:45 a.m ET. The audio-only web cast can be accessed via the Kohl's corporate website (www.KohlsCorporation.com) or http://cc.talkpoint.com/gold006/090512a_gm/?entity=45_N7CEI2X. Replays will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,134 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464